                                                                     EXHIBIT 5.1

                                Law Offices of
                              GUZIK & ASSOCIATES
                      1800 Century Park East, Fifth Floor
                         Los Angeles, California 90067
                            Telephone 310-788-8600
                            Facsimile 310-788-2835



                               December 24, 1997

VIA EDGAR

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Aura Systems, Inc. Registration Statement on Form S-3 (File No. 333-41509)
          ---------------------------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion regarding the validity of the issuance of shares of Aura Systems, Inc. Common Stock covered by the above-referenced Registration Statement on Form S-3. These shares include: (i) 6,834,473 shares of Common Stock issuable upon the exercise of outstanding Warrants (the "Warrants"); (ii) shares of Common Stock issuable upon conversion of the Company's Convertible Debentures.

     In our opinion the shares of Common Stock issuable upon exercise of the Warrants and the conversion of the Convertible Debentures when issued in accordance with the terms of the Warrants or Convertible Debentures, as the case may be, will be duly and validly issued by the Company, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion in the Registration Statement, including any amendments thereto, and to the reference to this firm in the Registration Statement under the section entitled "Legal Matters."

                                      Very truly yours,

                                      GUZIK & ASSOCIATES

                                      /s/ Samuel S. Guzik
                                      Samuel S. Guzik